Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

109% GROWTH IN PROVED OIL AND GAS RESERVES

AND OIL AND GAS PRODUCTION IN 2018

FRISCO, TEXAS, February 4, 2019 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced today that its proved oil and natural gas reserves as of December 31, 2018 were estimated by its independent petroleum engineering firm at 23.6 million barrels of crude oil and 2,283 billion cubic feet ("Bcf") of natural gas or 2,424 billion cubic feet of natural gas equivalent ("Bcfe") as compared to total proved reserves of 1,162 Bcfe as of December 31, 2017.

The 2,424 Bcfe of proved reserves at December 31, 2018 were 29% proved developed and 86% were operated by Comstock.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV-10 Value") was approximately $1.8 billion, using average first of the month 2018 prices of $2.90 per Mcf for natural gas and $61.21 per barrel for oil.  The PV-10 Value increased 103% from the PV-10 Value in 2017 of $866 million.  The oil and natural gas prices used in determining the December 31, 2018 proved reserve estimates were 26% higher for oil and relatively unchanged for natural gas as compared to prices used at December 31, 2017.

The following table reflects the changes in the proved reserve estimates since the end of 2017:

	Oil (MMBBLs)	Natural Gas (Bcf)	Total (Bcfe)
Proved Reserves at December 31, 2017	7.6	1,117	1,162
Production	(1.8)	(100)	(111)
Contribution of Bakken shale properties	23.1	51	190
Acquisitions	—	254	254
Extensions and discoveries	5.6	980	1,014
Divestitures	(10.9)	(60)	(126)
Revisions of previous estimates	—	41	41

Proved Reserves at December 31, 2018	23.6	2,283	2,424

Comstock produced 1.8 million barrels of oil and 100 Bcf of natural gas or 111 Bcfe in 2018 including production from the Bakken shale properties commencing on August 14, 2018.  In the fourth quarter of 2018, Comstock’s production averaged 10,587 barrels of oil per day and 336 million cubic feet ("MMcf") of natural gas per day, or 400 million cubic feet equivalent ("MMcfe") per day.  The fourth quarter of 2018 production increased 57% as compared to the fourth quarter of 2017.

The significant growth in production and proved reserves was primarily attributable to the contribution of 23.1 million barrels of oil and 51 Bcf of natural gas by entities controlled by Dallas businessman Jerry Jones and his family on August 14, 2018, the expansion of the Company's future drilling plans for 2019 and future years resulting from additional cash flow available to Comstock from the contributed  properties, and the Company’s successful Haynesville shale drilling and acquisition activities.  During 2018, Comstock acquired Haynesville shale properties with 254 Bcfe of proved reserves and added 1,014 Bcfe of proved reserves from its drilling program in 2018 and the expected increase in drilling activities over the next five years.  The 2018 proved reserve estimates include 299 (187.4 net) proved undeveloped Haynesville or Bossier shale locations as compared to 83 (60.7 net) proved undeveloped locations at December 31, 2017.  Performance related revisions of previous estimates added an additional 41 Bcfe.

Comstock spent $64.9 million for its acquisition activities and $267.1 million on development activities in 2018.  Based on the 2018 proved reserve additions, Comstock's "all-in" finding costs were approximately 25 cents per Mcfe.  Comstock spent $224.4 million on development activity in the Haynesville and Bossier shale including $197.2 million on drilling and completing wells and an additional $27.2 million on refrac and other development activity.   Comstock drilled 49 (17.0 net) horizontal wells in 2018, which had an average lateral length of approximately 8,300 feet.  Comstock also completed 16 (4.2 net) wells that were drilled in 2017.  Thirty (11.9 net) of the wells drilled in 2018 were also completed in 2018.  The Company expects that the remaining 19 (5.1 net) wells will be completed in 2019.  Comstock also spent $42.7 million of development costs on its other properties primarily on completing 24 (7.0 net) Bakken shale wells.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas engaged in oil and gas acquisitions, exploration and development, and its assets are primarily located in Texas, Louisiana, and North Dakota.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.